UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 9, 2012

MILLER ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	001-34732	62-1028629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302, Knoxville, TN	37932
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(865) 223-6575

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

    On March 9, 2012, Cook Inlet Energy, LLC (“CIE,” our wholly-owned subsidiary) entered into a sale agreement with an independent refiner and marketer of petroleum products whereby that company has agreed to purchase all crude oil produced by CIE, subject to a minimum of 200 bbls/day and a maximum of 24,000 bbls/day. Should the quantity of oil produced by CIE fall below the minimum or rise above the maximum, the contract would be open for renegotiation.

    The price for each delivery of oil shall be equal to the simple arithmetic average of the published daily New York Merchantile Exchange (“NYMEX”) Settlement Prices for Light Sweet Crude Oil delivered at Cushing, Oklahoma (WTI) for the applicable front month NYMEX Contract published each business day in the calendar month of delivery, subject to certain adjustments: (i) If the ANS Index Midpoint Price is at least $2.285/barrel greater than the WTI Index Price, then the price shall be equal to the ANS Index Midpoint Price less $4.00/bbl; (ii) If the ANS Index Midpoint Price is equal to or less than the sum of the WTI Index Price plus $2.285/barrel, then the price shall be equal to the WTI Index Price less than $1.715; (iii) less a deduction for the Cook Inlet Spill Plan Response Inc. (“CISPRI”); (iv) less a deduction for transportation through the Kenai Pipeline; (v) less a deduction for transportation and shipping, and; (vi) less a deduction adjusting for Redoubt Shoal quality.  Non-Redoubt Shoal will have an additional adjustment.

    CIE is also responsible for paying taxes on the sale or on production or handling of the oil prior to delivery.  The contract may be opened for renegotiation if the quality of the oil changes, certain volume reductions or increases, changes to the CISPRI charges, or closure of the company’s Alaska Refinery.

    The foregoing description is qualified in its entirety by reference to the Contract, which is filed herewith as Exhibit 10.59.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.             Description

10.59                       Contract date March 9, 2012 *

*Portions of this agreement have been omitted and marked with a [_______] and separately filed with the Securities and Exchange Commission with a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER ENERGY RESOURCES, INC.

Date: March 15, 2012	By:	/s/ Scott M. Boruff
Scott M. Boruff
Chief Executive Officer

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